Exhibit 99.1

News Release

For Further Information:

Amy Talebizadeh 310-444-4300

For Immediate Release

Catasys Reports 2017 Second Quarter Financial Results

36% Increase in Revenues and Accelerating Enrollments

Recent Launches Lead to 400% increase in Outreach Pool of Eligible Members

Company to Host Conference Call at 4:30 PM ET on Tuesday, August 15, 2017

Los Angeles, CA — August 15th, 2017— Catasys, Inc. (NASDAQ: CATS), a provider of proprietary predictive analytics and integrated treatment solutions to health plans, today reported its financial results for the second quarter and six months ended June 30, 2017. The Company provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak™ solution.

Second Quarter 2017 and Recent Business Highlights

●	May 2017 - Began enrolling members from largest Medicaid plan in Texas.
●	July 2017 - Achieved considerable improvement in eligible members across 8 states with leading national health plan, and subsequently expanded the program to include anxiety.
●	August 2017 - Launched enrollment with the second largest Blue Cross Blue Shield health insurance plan.
●	The Company has now contracted with 5 of the top 8 major health plans in the United States and expects to sign an additional 2 in the second half of 2017.
●

Catasys’ outreach pool of eligible members has increased by approximately 4X, or 400%, from December 2016 to September 2017 to 24,000 individuals from 6,000 individuals in December 2016. This does not include the previously announced, but not as of yet launch with the USA’s largest health plan. We expect that to occur in September or early October. Catasys generally enrolls in excess of 20% of those that it outreaches to, and receives an average $8,500 per enrolled member.

Management Commentary

Mr. Rick Anderson, President and COO of Catasys, stated, “We continue to see substantial improvements in enrollment due to the recent acceleration of launches in the past two months. Higher enrollment during the second quarter of 2017 led to a 36% increase in revenue and a 25% increase in billings (our primary means of defining Catasys’ growth). During the second quarter of 2017 we had three launches. This has helped to accelerate the number of enrolled members in our program and greatly enhanced the pool of potential enrollees. It has historically taken 12 months to reach full enrollment rate of 20% upon the launching of a program, but both our enrollment and engagement capability have continued to improve. We are cautiously optimistic that we can both significantly increase this enrollment rate and shorten the time to full enrollment, which will have a significant impact on our business model.”

Mr. Christopher Shirley, Chief Financial Officer, stated, “The second quarter was a milestone period for Catasys in the capital markets, as we completed a $16.5 million capital raise in April 2017, converted $6.7 million in debt and deferred compensation into shares of common stock, and uplisted to NASDAQ. This additional capital has substantially improved our balance sheet and will help to fund our anticipated growth in the coming quarters. During the second quarter we reported net income of $13.9 million, with the gain coming from non-cash changes in fair value of derivatives. Following the capital raise, we anticipate quarter-to-quarter fluctuations from these changes being considerably less material. We are pleased to have a much cleaner capital structure going forward, which we expect will be fully recognized in the third quarter of 2017.”

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August 15, 2017

Outlook for 2017

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “We are pleased with the current adoption by major health plans of Catasys unique ability to identify and enroll an underserved and treatment avoidant patient population, as we have successfully signed many of the major insurers across the United States. In the second half of 2017, our primary focus will be to launch and rapidly enroll patients into our program and consequently drive top-line growth for Catasys. Over the past few months, we have seen these enrollments accelerating in different states and through different insurer relationships. We have created a scalable company that can leverage these numerous avenues for potential growth and drive profitability for investors as enrollment grows. We have successfully signed 5 of the 8 largest health plans in the country, and feel confident that we will sign an additional two in the second half of 2017. We are in the strongest financial position in the Company’s history and are solely focused on generating immediate and sustainable growth.”

Second Quarter and Six Month Financial and Operating Review

Revenues

●

Revenue was $1.7 million for the second quarter of 2017, an increase of 36.1% compared to $1.2 million during the same period in 2016. This was due to an 11% net increase in the number of enrolled patients in OnTrak programs compared to the prior year period.

●	Revenue was $3.5 million for the six months ended June 30, 2017, an increase of 78.7% compared to $2.0 million during the same period in 2016.

Billings

●

Catasys’ billings during the period increased 25% to $2.1 million for the second quarter of 2017 from $1.7 million in the prior year period. Catasys contracts are generally designed to provide cash fees on a monthly basis based on enrolled members. To the extent its contracts may include a minimum performance guarantee, the Company reserves a portion of the monthly fees that may be at risk until the performance measurement period is completed.

●	Billings for the six months ended June 30, 2017 increased 43% to $4.3 million, compared to $3.0 million in the prior year period.

Deferred Revenue

●

When fees are received in advance, deferred revenue is recognized over the period the member is enrolled. Any fees subject to performance guarantees are deferred until such time as those performance standards are met; generally calculated annually or semi-annually. Catasys has historically been able to record its deferred revenue as actual revenue during the course of the business cycle, except for limited cases where members terminated from the program early.

●	Deferred revenues were $2.4 million at June 30, 2017, an increase of 55.3% from $1.5 million at December 31, 2016.

Operating Expenses

●

Operating expenses in the second quarter of 2017 were $4.3 million, compared to $3.3 million in the prior year period. This increase was mainly due to higher general and administrative expenses in the second quarter of 2017 compared to the prior year period, but declined as an overall percentage to revenues.

●	Operating expenses in the first half of 2017 were $8.4 million, compared to $6.5 million in the prior year period.

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August 15, 2017

Net Income (Loss)

●

For the second quarter of 2017, net income was $13.9 million, or $0.97 per diluted share, compared to a net loss of $4.7 million, or $0.51 per diluted share, in the prior year period. The difference primarily relates to the increase in the change in fair value of warrant liability and derivative liability. Catasys expects changes in fair value to have a considerable lessened impact on its financial results beginning in the third quarter of 2017.

●	For the first half of 2017, net loss was $7.8 million, or $0.68 per diluted share, compared to $9.0 million, or $0.98 per diluted share, in the prior year period.

Balance Sheet Highlights (in millions)

	6/30/2017	12/31/2016	Percentage
			Change
Cash and Cash Equivalents	$9.2	$0.8	8,371%
Deferred Revenues	$2.4	$1.5	55.2%
Working Capital	$5.7	$(20.7)	N/A
Stockholders’ Equity (Deficit)	$6.4	$(25.3)	N/A

Conference Call – August 15, 2017 – 4:30 PM ET

Management will host a conference call and webcast on Tuesday, August 15th at 4:30 PM Eastern Time / 1:30 PM Pacific Time to answer questions about the Company's operational and financial highlights. Participating on the call will be Terren Peizer, Chairman of the Board and Chief Executive Officer, Rick Anderson, President and Chief Operating Officer, and Christopher Shirley, Chief Financial Officer.

Investors interested in listening to the call should dial 877-705-2969 (domestic) or 201-689-8868 (International). A live webcast of the conference call will be available online which can be accessed on the Investor Relations section of Catasys’ website: http://catasys.com/presentations.html. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the live broadcast.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, North Carolina, New Jersey, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Non-GAAP Financial Measures

The Company makes reference in this press release to billings and total cash receipts, non-GAAP financial measures, as supplemental measures to review and assess our operating performance. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with US GAAP. We define billings as the amount invoiced in a particular period pursuant to existing contracts based on enrolled members. We define total cash receipts as revenues plus changes in deferred revenue. We use billings and total cash receipts as measures of operating performance to assist in comparing performance from period to period on a consistent basis.

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We believe that the use of these non-GAAP financial measures facilitates investors’ assessment of our operating performance from period to period and from company to company by backing out potential differences caused by variations in the applicable performance requirements contained in the relevant contracts, which may be different from other companies in our industry.

Billings and total cash receipts are not defined under GAAP and is not presented in accordance with GAAP. These non-GAAP financial measures have limitations as an analytical tool, and when assessing our operating performance, investors should not consider them in isolation, or as a substitute for revenue prepared in accordance with GAAP. A reconciliation from these non-GAAP financial measures to the GAAP financial measures is included at the end of this release.

Forward-Looking Statements

Except for statements of historical fact, the matters presented in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plan,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 30,		June 30,
	2017	2016	2017	2016
Revenues
Healthcare services revenues	$1,665	$1,223	$3,487	$1,951

Operating expenses
Cost of healthcare services	1,332	1,162	2,697	2,128
General and administrative	2,940	2,136	5,569	4,323
Depreciation and amortization	45	32	84	64
Total operating expenses	4,317	3,330	8,350	6,515

Loss from operations	(2,652)	(2,107)	(4,863)	(4,564)

Other income	14	10	28	75
Interest expense	(539)	(591)	(3,406)	(924)
Loss on conversion of note	(430)	-	(1,356)	-
Loss on issuance of common stock	(145)	-	(145)	-
Change in fair value of warrant liability	6,950	(522)	1,769	(750)
Change in fair value of derivative liability	10,728	(1,507)	132	(2,844)
Income/(Loss) from continuing operations before provision for income taxes	13,926	(4,717)	(7,841)	(9,007)
Provision for income taxes	1	3	2	5
Net Income/(Loss)	$13,925	$(4,720)	$(7,843)	$(9,012)

Basic net income (loss) from continuing operations per share:	$1.00	$(0.51)	$(0.68)	$(0.98)

Basic weighted number of shares outstanding	13,885	9,168	11,578	9,168

Diluted net income (loss) from continuing operations per share:	$0.97	$(0.51)	$(0.68)	$(0.98)

Diluted weighted number of shares outstanding	14,299	9,168	11,578	9,168

* The finanacial statements have been retroactively restated to reflect the 1-for-6 reverse stock split that occurred on April 25, 2017

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CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands, except for number of shares)	June 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$9,222	$851
Receivables, net of allowance for doubtful accounts of $230 and $0, respectively	987	1,052
Prepaids and other current assets	178	420
Total current assets	10,387	2,323
Long-term assets
Property and equipment, net of accumulated depreciation of $1,704 and $1,620, respectively	454	410
Deposits and other assets	371	371
Total Assets	$11,212	$3,104

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities
Accounts payable	$656	$870
Accrued compensation and benefits	1,171	2,089
Deferred revenue	2,368	1,525
Other accrued liabilities	540	575
Short term debt, related party, net of discount $0 and $216, respectively	-	9,796
Derivative liability	-	8,122
Total current liabilities	4,735	22,977
Long-term liabilities
Deferred rent and other long-term liabilities	72	117
Capital leases	14	31
Warrant liabilities	38	5,307
Total Liabilities	4,859	28,432

Stockholders' equity/(deficit)
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 15,889,171 and 9,214,743 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	2	1
Additional paid-in-capital	293,913	254,390
Accumulated deficit	(287,562)	(279,719)
Total Stockholders' Equity/(Deficit)	6,353	(25,328)
Total Liabilities and Stockholders' Equity/(Deficit)	$11,212	$3,104

*The financial statements have been retroactively restated to reflect the 1-for-6 reverse-stock split that occurred on April 25, 2017.

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CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Six Months Ended
(In thousands)	June 30,
	2017	2016
Operating activities:
Net loss	$(7,843)	$(9,012)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	84	64
Amortization of debt discount and issuance costs included in interest expense	3,335	660
Provision for doubtful account	234	20
Deferred rent	(39)	(45)
Share-based compensation expense	159	349
Common stock issued for services	181	-
Loss on conversion of convertible debentures	1,356	-
Loss on issuance of common stock	145	-
Fair value adjustment on warrant liability	(1,769)	750
Fair value adjustment on derivative liability	(132)	2,844
Changes in current assets and liabilities:
Receivables	(169)	(339)
Prepaids and other current assets	242	245
Deferred revenue	843	1,118
Accounts payable and other accrued liabilities	164	397
Net cash used in operating activities	$(3,209)	$(2,949)

Investing activities:
Purchases of property and equipment	$(127)	$(26)
Deposits and other assets	-	16
Net cash used in investing activities	$(127)	$(10)

Financing activities:
Proceeds from the issuance of common stock	$16,458	$-
Proceeds from bridge loan	1,300	2,185
Payment of convertible debentures	(4,363)	-
Transaction Costs	(1,667)	-
Capital lease obligations	(21)	(90)
Net cash provided by financing activities	$11,707	$2,095

Net increase (decrease) in cash and cash equivalents	$8,371	$(864)
Cash and cash equivalents at beginning of period	851	916
Cash and cash equivalents at end of period	$9,222	$52

Supplemental disclosure of cash paid
Interest	$-	$-
Income taxes	$40	$37
Supplemental disclosure of non-cash activity
Common stock issued for services	$181	$-
Common stock issued for conversion of debt and accrued interest	$7,163	$-
Common stock issued upon settlement of deferred compensation to officer	$1,122	$-
Property and equipment acquired through capital leases and other financing	$-	$43

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CATASYS, INC. AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2017	2016	2017	2016

Revenues	$1,665	$1,223	$3,487	$1,951
Add:
Net Change in Deferred Revenue *	438	463	832	1,061
Billings, non- GAAP	$2,103	$1,686	$4,319	$3,012

*Net change in deferred revenue associated with Q2 billings